3/4/88 at 11:56

ARTICLES OF INCORPORATION
OF
SPECIAL OPPORTUNITIES MUNICIPAL FUND INC.

ARTICLE I

THE UNDERSIGNED, John W. Scheflen, whose post office address is c/o Venable, Baetjer and Howard, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least eighteen years of age, does hereby act as an incorporator and form a corporation under and by virtue of the Maryland General Corporation Law.

ARTICLE II

NAME

The name of the Corporation is SPECIAL OPPORTUNITIES MUNICIPAL FUND INC.

ARTICLE III

PURPOSES AND POWERS

The Corporation is formed for the following purposes:

(1) To conduct and carry on the business of an investment company.

(2) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

(3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by law.

(4) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law now or hereafter in force, and the enumerations

of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland Corporation. The post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

ARTICLE V

CAPITAL STOCK

(1) The total number of shares of capital stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares, of the par value of one cent ($.01) per share and of the aggregate par value of five million dollars ($5,000,000), all of which five hundred million (500,000,000) shares are designated Common Stock.

(2) Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, have the right to receive a certificate evidencing it.

(3) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the By-Laws of the Corporation.

(4) No holder of stock of the Corporation by virtue of being such a holder shall have any right to purchase or subscribe for any shares of the Corporation's capital stock or any other security that the Corporation may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation or out of any shares of the Corporation's capital stock that the Corporation may acquire) other than a right that the Board of Directors in its discretion may determine to grant.

(5) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but

unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock.

(6) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in these Articles of Incorporation.

ARTICLE VI

BOARD OF DIRECTORS

(1) The number of directors constituting the Board of Directors shall be one (1). This number may be changed pursuant to the By-Laws of the Corporation, but shall at no time be less than the minimum number required under the Maryland General Corporation Law nor more than twelve (12). The name of the initial director who shall act until the first annual meeting of shareholders held after the initial public offering of the shares of the Corporation (the "Initial Annual Meeting") or until his successor is duly chosen and qualified is:

Thomas A. Belshe

(2) Beginning with the Initial Annual Meeting, the Board of Directors of the corporation shall be divided into three classes: Class I, Class II and Class III. The term of one class of directors elected at the Initial Annual Meeting shall expire each year. At the Initial Annual Meeting, directors of Class I shall be elected to the Board of Directors for a term expiring at the next succeeding annual meeting of shareholders, directors of Class II shall be elected to the Board of Directors for a term expiring at the second succeeding annual meeting of shareholders and directors of Class III shall be elected to the Board of Directors for a term expiring at the third succeeding annual meeting of shareholders. At each subsequent annual meeting of shareholders, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of shareholders, or thereafter in each case when their respective successors are elected and

qualified. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes by resolution of the Board of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(3) A director of the Corporation may be removed from office only for cause and only by vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote in an election of directors.

(4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

(i) To make, alter or repeal the By-Laws of the Corporation, except where such power is reserved by the By-Laws to the stockholders, and except as otherwise required by the Investment Company Act of 1940, as amended.

(ii) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors or of the stockholders.

(iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

(iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

(v) To determine what constitutes net profits, earnings, surplus or net assets in excess of capital, and to determine what accounting periods shall be used by the Corporation for any purpose; to set apart out of any funds of the Corporation reserves for such purposes as it shall determine and to abolish the same; to declare and pay any

dividends and distributions in cash, securities or other property from surplus or any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; and to establish payment dates for dividends or any other distributions on any basis, including dates occuring less frequently than the effectiveness of declarations thereof.

(vi) In addition to the powers and authorities granted in these Articles of Incorporation and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the By-Laws of the Corporation.

(5) Any determination made in good faith, and in accordance with these Articles of Incorporation, if applicable, by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, the determination of the net asset value of shares of any class of the Corporation's capital stock, or as to any other matters relating to the issuance, sale or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on "margin," a sale of securities "short," or an underwriting of the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation shall be effective to require a waiver of compliance with any provision of the

Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts.

ARTICLE VII

INDEMNIFICATION

(1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occuring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(3) No provision of these Articles of Incorporation shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4) References to the Maryland General Corporation Law in this Article VII are to that law as from time to time amended. No amendment to the Corporation's Articles of Incorporation shall affect any right of any person under this Article VII based on any event, omission or proceeding prior to the amendment.

ARTICLE VIII

SHAREHOLDER VOTE

(1) Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote thereon shall be required to approve, adopt or authorize any of the following:

(i) a merger or consolidation or statutory share exchange of the Corporation with or into another corporation;

(ii) a sale of all or substantially all of the assets of the Corporation (other than in the regular course of the Corporation's investment activities); or

(iii) a liquidation or dissolution of the Corporation;

unless such action previously has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of Directors fixed in accordance with the By-Laws, in which case the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon shall be required.

(2) In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, the provisions set forth in this Article VIII, the provisions of Sections (2) and (3) of Article VI and the provision of these Articles of Incorporation setting the maximum number of Directors at twelve (12), may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article VII, the provisions of Sections (2) and (3) of Article VI or the provision setting the maximum number of Directors be adopted, unless such action is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote thereon.

ARTICLE IX

AMENDMENTS

(1) The Corporation reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding stock.

(2) Notwithstanding any other provision of these Articles of Incorporation, at any time prior to March 1, 1998 the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote thereon shall be required to approve, adopt or authorize an amendment to these Articles of Incorporation to make the shares of the Corporation redeemable securities (as defined in the Investment Company Act of 1940, as amended), unless such action previously has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of Directors fixed in accordance with the By-Laws, in which case the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon shall be required.

IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated the 4th day of March, 1988.

John W. Schefler
John W. Schefler
Incorporator